Exhibit 2.1

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into as of February 8, 2022, by and among Reflect Systems, Inc., a Delaware corporation (the “Company”), Creative Realities, Inc., a Minnesota corporation (“Parent”), CRI Acquisition Corporation, a Delaware corporation (“Merger Sub”), and RSI Exit Corporation, a Texas corporation (“Stockholders’ Representative”).

RECITALS

A. On November 12, 2021, the parties entered into that certain Agreement and Plan of Merger (the “Agreement”).

B. The parties desire to amend the Agreement pursuant to Section 11.5 of the Agreement, upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions; Additional Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement. The following definitions set forth in the Agreement are hereby amended to read, in their entirety, as follows:

“Closing Date Merger Consideration” means an amount equal to the Merger Consideration minus the Closing Date Escrow Amounts, minus the Secured Promissory Note and minus the Guaranteed Consideration.”

“Closing Date Escrow Amounts” means the Expenses Escrow Amount and the NWC Escrow Amount.”

“Escrow Amounts” means the Expenses Escrow Amount, the NWC Escrow Amount and, after Closing and as deposited with the Escrow Agent by Parent pursuant to Section 1.6(b)(ii), the Indemnity Escrow Amount.”

“Escrow Fund” means the Escrow Amounts deposited with the escrow agent, as such sum may be increased or decreased as provided in the Escrow Agreement and this Agreement, including payments by Parent under the Secured Promissory Note and any interest or other amounts earned on the Secured Promissory Note or Escrow Fund.”

“Indemnity Escrow Amount” means an amount in cash equal to $2,500,000, which amount is withheld ratably from the Stockholders at the Closing, and the amount thereof is evidenced by the Secured Promissory Note. The amounts paid under the Secured Promissory Note to the Escrow Agent as the Indemnity Escrow Amount shall be held by the Escrow Agent until release of the Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement.”

The following term is hereby added to the Agreement as a new definition:

“Secured Promissory Note” means the Note and Security Agreement in the original principal amount of $2,500,000 issuable by Parent and the Company at Closing to Seller Representative, as nominee for, and for the benefit of, the Stockholders, substantially in the form of the Secured Promissory Note attached hereto as Exhibit G.”

2. Extension of Outside Date. The definition of the “Outside Date” is hereby amended to read from January 31, 2022 to February 17, 2022. The reference to January 31, 2022 set forth in Section 1.14(a) of the Agreement is hereby amended to refer to the Outside Date.

3. Payment at the Effective Time. Section 1.6(b)(ii) of the Agreement is hereby amended to read, in its entirety, as follows:

“At the Closing, Parent shall pay (i) an amount equal to the NWC Escrow Amount to an account designated by the Escrow Agent and (ii) an amount equal to the Expenses Escrow Amount to a different account designated by the Escrow Agent. The Escrow Amounts shall be held and distributed by the Escrow Agent pursuant to the Escrow Agreement. All parties hereto agree for all Tax purposes that: (i) Parent shall be treated as the owner of the Indemnity Escrow Amount and the NWC Escrow Amount, and all interest and earnings earned from the investment and reinvestment of the Indemnity Escrow Amount and the NWC Escrow Amount, or any portion thereof, shall be allocable to Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8, (ii) if and to the extent any amount of the Indemnity Escrow Amount of the NWC Escrow Amount is actually distributed to the Stockholders, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code, (iii) the Stockholders’ right to the Indemnity Escrow Amount and NWC Escrow Amount and all interest and earnings earned thereon under this Agreement shall be treated as installment obligations for purposes of Section 453 of the Code, and (iv) in no event shall the aggregate payments with respect to the Indemnity Escrow Amount and NWC Escrow Amount under the Escrow Agreement to the Stockholders exceed $2,750,000. Clause (iv) of the preceding sentence is intended to ensure that the right of the Stockholders to the Indemnity Escrow Amount and NWC Escrow Amount and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. No party hereto shall take any action or filing position inconsistent with the foregoing.”

4. Merger Consideration. Section 1.9 of the Agreement is hereby amended to read, in its entirety, as follows:

“Subject to the adjustments set forth in this Section 1, including, but not limited to, the Merger Consideration Adjustment, the aggregate consideration for the Shares (the “Merger Consideration”) shall be an amount equal to:

(a) an aggregate amount in cash equal to $16,166,667 Dollars (the “Cash Consideration”); plus

(b) an aggregate amount of $2,500,000 evidenced by the Secured Promissory Note (the “Note Consideration”); plus

(c) 2,333,334 shares of Parent common stock (the “Stock Consideration”) (based on $4,666,667 of consideration divided by the Issuance Price); plus

(d) the aggregate Guaranteed Consideration, if any, payable pursuant to Section 1.12; minus

(e) the amount (if any) by which the Reference Working Capital exceeds the Estimated Working Capital; plus

(f) the amount (if any) by which the Estimated Working Capital exceeds the Reference Working Capital; plus

(g) the Estimated Cash; minus

(h) the Estimated Indebtedness; minus

(i) the Estimated Transaction Expenses.

At Closing, the Closing Date Escrow Amounts will be transmitted to the Escrow Agent to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement, and the Closing Date Escrow Amounts shall reduce the Cash Consideration payable at the Closing.”

5. Deliveries at Closing. Section 1.14(b)(i) is hereby amended to delete “and” after Section 1.14(b)(i)(11), to replace the periods after Section 1.14(b)(i)(12) and Section 1.14(b)(i)(13) with semi-colons, and to add the following at the end of Section 1.14(b)(i): “and (14) the Secured Promissory Note, duly executed by the Company and Stockholders’ Representative.”

Section 1.14(b)(ii) is hereby amended to delete “and” after Section 1.14(b)(ii)(d), to replace the period after Section 1.14(b)(ii)(e), with the following at the end of Section 1.14(b)(ii)(e): “and (f) the Secured Promissory Note, duly executed by Parent.”

6. Note Offset Rights.

Section 9.4(a) is deleted in its entirety and replaced as follows:

“Stockholders shall not be liable for Losses for any Warranty Breach unless the aggregate amount of all Losses with respect to all Warranty Breaches exceeds $200,000, and then only to the extent of such excess (the “Deductible”); provided, that the Deductible shall not apply to any Warranty Breaches of any Fundamental Representation. Stockholders’ aggregate indemnification obligations pursuant to this Article IX shall not exceed at any time the sum of (i) all amounts outstanding under the Secured Promissory Note, plus (ii) all amounts remaining in the Escrow Fund, which shall be the Parent Indemnified Parties’ sole and exclusive source for indemnification pursuant to this Article IX; provided that notwithstanding the foregoing, Warranty Breaches of the Fundamental Representations shall be capped at the Merger Consideration. For the avoidance of doubt, Parent Indemnified Parties must first seek recourse to the Escrow Fund and offset of the Secured Promissory Note to the extent permitted thereby, for any recovery related to claims under this Article IX.”

Section 9.11 is hereby added to the Agreement as follows:

“Parent shall have the right to offset amounts payable under the Secured Promissory Note upon the terms set forth in the Secured Promissory Note.”

7. Exhibits. Exhibit E to the Agreement, the “Escrow Agreement,” is hereby amended to refer to Exhibit E attached hereto. Exhibit G attached hereto is hereby added as Exhibit G to the Agreement.

8. Succession and Assignment; No Third-Party Beneficiary. Section 11.4 is deleted in its entirety and replaced as follows:

“Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that Parent and Merger Sub may (i) assign this Agreement (in whole but not in part) to one or more Affiliates of Parent, and (ii) assign their rights under this Agreement as collateral security to any lender to Parent or Affiliate of Parent; and, provided, further, that no such assignment shall relieve Parent or Merger Sub of their respective obligations under this Agreement. Except as expressly set forth in Article IX with respect to Indemnified Persons who are not parties to this Agreement, this Agreement is for the sole benefit of the parties and their respective successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.”

9. Power and Authorization. The first sentence of Section 2.4 is hereby amended to read, in its entirety, as follows: “The Company has all requisite power and authority to execute and deliver this Agreement and, to the extent it is a party thereto, each other agreement, document, instrument or certificate contemplated by this Agreement, or to otherwise be executed by it, or any of them, in connection with the consummation of the Contemplated Transactions (including the Letter of Transmittal, Secured Promissory Note and the Escrow Agreement) (the “Transaction Agreements”), and to consummate the Contemplated Transactions.”

10. Stockholder Representative Authority. Section 11.2(b)(vi) is hereby amended to read, in its entirety, as follows: “(vi) give any and all consents and notices under this Agreement any of the Transaction Agreements (including with respect to payments under the Escrow Agreement and Secured Promissory Note), perform all actions, exercise all powers, receive service of process with respect to any Action under this Agreement, the Transaction Agreements and any other agreement or instrument in connection with the Contemplated Transactions,”. Section 11.2(b) is hereby amended to delete “and” after Section 11.2(b)(vi), to replace the period after 11.2(b)(vii) with the following at the end of Section 11.2(b)(vii): “and (viii) act as the agent for the Stockholders under the Secured Promissory Note, to hold and take any and all actions with respect to the Collateral (as defined in the Secured Promissory Note) and to exercise, or refrain from exercising, all remedies thereunder as permitted by the Secured Promissory Note and applicable Law, and to enter into any and all agreements deemed necessary, appropriate or advisable by the Stockholders’ Representative in connection therewith, in each case in the sole and absolute discretion of the Stockholders’ Representative.”

11. Reimbursement of Expenses. Parent will reimburse the Company up to $20,000 of legal Transaction Expenses associated with or relating to adjourning and reconvening the Company Stockholders’ Meeting, the drafting, negotiation and execution of this Amendment and the Secured Promissory Note, and other amendments to the Transaction Agreements, dealings and negotiations with Parent’s lenders, additional Company Board calls, meetings and consents, additional SEC filings, and additional communications with Stockholders and associated work with Company officers and advisors.

12. Representations and Warranties. Each of the parties represents and warrants that (a) it has all requisite power and authority to execute and deliver this Amendment, (b) the execution and delivery by such party of this Amendment has been duly and properly authorized, and (c) this Amendment constitutes the legal, valid and binding obligations of such party, Enforceable against such party in accordance with its terms, except as limited by the Enforceability Exceptions.

13. No Other Modification. Except as expressly set forth herein, the Agreement shall remain in full force and effect and shall not be modified except as set forth in this Amendment.

14. Governing Law. This Amendment, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule of the State of Delaware or of any other jurisdiction that would cause the application of the laws of any other jurisdiction other than Delaware.

15. Counterparts; Execution. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed by each party hereto. Facsimile or other electronically scanned and transmitted signatures, including by email attachment, shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

Signature Page follows

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Amendment to Agreement and Plan of Merger as of the date first set forth above.

COMPANY:

Reflect Systems, Inc.

By:	/s/ Lee Summers
Name:	Lee Summers
Title:	Chief Executive Officer

Signature Page—

Amendment to Agreement and Plan of Merger

PARENT:

Creative Realities, Inc.

By:	/s/ Rick Mills
Name:	Rick Mills
Title:	Chief Executive Officer

MERGER SUB:

CRI Acquisition Corporation

By:	/s/ Rick Mills
Name:	Rick Mills
Title:	Chief Executive Officer

Signature Page—

Amendment to Agreement and Plan of Merger

STOCKHOLDERS’ REPRESENTATIVE:

RSI Exit Corporation

By:	/s/ William Warren
Name:	William Warren
Title:	President

Signature Page—

Amendment to Agreement and Plan of Merger

Exhibit E

Form of Escrow Agreement

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of February ___, 2022, by and among RSI Exit Corporation, a Texas corporation (“Stockholders’ Representative”), Creative Realities, Inc., a Minnesota corporation (“Parent”, and together with Stockholders’ Representative, sometimes referred to individually as “Party” or collectively as the “Parties”), and Computershare Trust Company, N.A. (the “Escrow Agent”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, the Parties, CRI Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Reflect Systems, Inc., a Delaware corporation (the “Company”), are parties to that certain Agreement and Plan of Merger, dated as of November 12, 2021 (as amended, the “Merger Agreement”), pursuant to which, among other things, on the date hereof, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with, and subject to, the terms and conditions of the Merger Agreement, the Certificate of Merger and the DGCL (the “Merger”), and upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent. Capitalized terms used in this Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

WHEREAS, the Parties have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.

WHEREAS, the Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

WHEREAS, pursuant to Section 11.2 of the Merger Agreement, each of the Stockholders have irrevocably constituted and appointed the Stockholders’ Representative as such Stockholders’ attorney-in-fact and agent to act in such Stockholder’s name, place and stead in connection with all matters arising from and under this Agreement, and all actions taken by the Stockholders’ Representative under this Agreement will be binding upon each Stockholder as if expressly authorized, ratified and confirmed in writing by each of them.

NOW THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund. On the Closing Date, the Parent agrees to deposit with the Escrow Agent: (a) the sum of $250,000 (the “Expenses Escrow Amount”) in immediately available funds, and (b) the sum of $250,000 (the “NWC Escrow Amount”) in immediately available funds. In addition, Parent shall deposit with the Escrow Agent from time to timethe sum of up to $2,500,000 (the “Indemnity Escrow Amount” and together with the Expenses Escrow Amount and the NWC Escrow Amount, the “Escrow Deposits”) in immediately available funds in installments prior to the Escrow Termination Date (as defined below), payable upon those terms and subject to those conditions set forth in the Secured Promissory Note. The Escrow Agent shall hold the Escrow Deposits and, subject to the terms and conditions hereof, shall invest and reinvest each of the Escrow Deposits and the applicable proceeds thereof (the “Expenses Escrow Fund”, the “NWC Escrow Fund” and the “Indemnity Escrow Fund”, respectively, and collectively, the “Funds”) as directed in Section 3. Parent shall provide advanced notice to the Escrow Agent and Stockholders’ Representative prior to making a deposit into the Indemnity Escrow Fund. Subject to Parent providing such notice to the Escrow Agent, the Escrow Agent shall notify the Stockholders’ Representative of the amount of each desposit made into the Indemnity Escrow Fund within two (2) Business Days of such deposit.

3. Investment of Fund. (a) The Escrow Agent offers the custody of funds placed, at the direction of the Parties, in bank account deposits. The Escrow Agent will not provide any investment advice in connection with this service. During the term of this Agreement, the Funds shall be held in three (3) separate accounts – one bank account for the Funds related to the Expenses Escrow Amount, a second bank account for the Funds related to the NWC Escrow Amount and a third bank account for the Funds related to the Indemnity Escrow Amount – each of which shall be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks listed in Schedule 3 to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an “Approved Bank”). The deposit of each of the Escrow Deposits in any of the Approved Banks shall be deemed to be at the direction of the Parties. At any time and from time to time, the Parties may direct Escrow Agent by written notice (i) to deposit all or any of the Escrow Deposits with a specific Approved Bank, (ii) not to deposit any new amounts in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the Escrow Deposits that may then be deposited with any Approved Bank specified in the notice. With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal, absent the gross negligence, bad faith or wiful misconduct of the Escrow Agent as set forth in Section 5(b). Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the Parties in the notice.

(b) The Escrow Agent shall pay interest on each of the Funds at a rate equal to the then current Federal Funds target minus fifty (50) basis points. Such interest shall accrue to the Fund within three (3) Business Days of each month end. Escrow Agent shall be entitled to retain for its own benefit, as partial compensation or benefit for its services hereunder, including reduced bank charges, any amount of interest earned on the Escrow Deposit that is not payable pursuant to this Section 3(b) or herein.

(c) The Funds in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of any of the Escrow Deposits which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder, in each case except for the gross negligence, bad faith or wiful misconduct of the Escrow Agent as set forth in Section 5(b).  The Parties acknowledge and agree that the Escrow Agent is acting prudently and at their direction when depositing each of the Escrow Deposits at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

4. Disposition and Termination. (a) Amounts in the Expenses Escrow Fund shall be released to the Stockholders’ Representative in accordance with the terms and conditions of the Merger Agreement at such times and to such persons or entities as are designated from time to time by the Stockholders’ Representative in writing to the Escrow Agent.

(b) Within three (3) Business Days after the final determination of the Merger Consideration Adjustment in accordance with the Merger Agreement, the Parent and the Stockholders’ Representative shall submit a joint written instruction to the Escrow Agent with respect to the NWC Escrow Fund, and the Escrow Agent shall promptly, but in any event within three (3) Business Days after the joint written instruction is received by the Escrow Agent, disburse the NWC Escrow Fund in accordance with such joint written instruction.

(c) As soon as practicable (but no later than three (3) Business Days) after the date that twelve (12) months following the date of this Agreement (the “Escrow Termination Date”), the Escrow Agent shall release to the Stockholders’ Representative all remaining amounts of the Indemnity Escrow Fund less any Reserved Portion (as defined herein) as provided in a joint written instruction to the Escrow Agent from the Parties. Any Reserved Portion shall continue to be held in escrow under this Agreement by the Escrow Agent until the claims contained in any Claim Notice(s) described in Section 4(d) below become resolved, even if such claims have not been finally resolved prior to the Escrow Termination Date. After the Escrow Termination Date, the Escrow Agent shall only release all or any amount of the Reserved Portion to Parent or Stockholders’ Represenative from the Indemnity Escrow Fund pursuant to a written instruction delivered in accordance with Section 4(h) hereof.

(d) Notwithstanding anything in this Agreement to the contrary, if on or before the Escrow Termination Date, the Escrow Agent has received from the Parent a notice (a “Claim Notice”) specifying in reasonable detail the nature and basis for a claim for indemnification or deman for payment pursuant to the Merger Agreement and the amount of the claim, or if such amount is unknown, Parent’s good faith reasonable estimate of the amount of such claim (the “Claimed Amount”), then the Escrow Agent shall continue to keep in escrow an amount equal to the Claimed Amount set forth in such Claim Notice(s) of the Indemnity Escrow Fund (the “Reserved Portion”) until such Claimed Amount is resolved as provided herein. For the avoidance of doubt, the preceding sentence shall survive the Escrow Termination Date. In any Claim Notice, Parent shall, in reasonable detail to the extent possible, cite the nature of the claim, the section(s) of the Merger Agreement supporting its claim, and facts and circumstances supporting its claim.

(e) At the time of delivery of any Claim Notice to the Escrow Agent, a duplicate copy of such Claim Notice shall be delivered by the Parent to the Stockholders’ Representative in accordance with the notice provisions contained in the Merger Agreement.

(f) Unless the Stockholders’ Representative delivers to the Escrow Agent a notice objecting in good faith to the creation of the Reserved Portion (or any amount thereof), or the claim contained in the Claim Notice (the “Contest Notice”) within thirty (30) calendar days of the Stockholders’ Representative receiving the relevant Claim Notice pursuant to Section 4(e) hereof, the Escrow Agent shall, without further instructions, promptly liquidate that portion of the Indemnity Escrow Fund equal to the Claimed Amount as set forth in such Claim Notice and deliver such amount to the Parent. The Escrow Agent shall continue to hold in escrow any contested Claimed Amount until release is otherwise authorized pursuant to Section 4(g) hereof. If any Contest Notice includes an objection to only a portion of a Claimed Amount, the Escrow Agent shall promptly release to the Purcahse an amount from the Indemnity Escrow Fund equal to the portion of the Claimed Amount in relation to which there is no objection.

(g) In the event that the Stockholders’ Representative shall deliver a Contest Notice in accordance with Section 4(f) hereof, the Stockholders’ Representative and the Parent shall resolve such dispute in accordance with the terms of the Merger Agreement. The Escrow Agent shall make payment with respect to any Claimed Amount subject to such Contest Notice only in accordance with: (i) any joint written instructions executed by both the Stockholders’ Representative and the Parent; or (ii) a joint written notification from the Parent and the Stockholders’ Representative of a final decision, order, judgment or decree of a court of competent jurisdiction or an arbitrator, which notification shall attach a copy of such final decision, order, judgment or decree (a “Final Order”). The Escrow Agent shall be entitled to rely on any such joint written instructions or Final Order and upon receipt thereof shall promptly liquidate and distribute that portion of the remaining the Indemnity Escrow Fund as instructed in such joint written instructions or Final Order.

(h) Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives joint written instructions from the Stockholders’ Representative and the Parent, or their respective successors or assigns, as to the disbursement of all or any part of the NWC Escrow Fund or the Indemnity Escrow Fund, the Escrow Agent shall disburse the applicable amount of the NWC Escrow Fund or the Indemnity Escrow Fund, as applicable, pursuant to such joint written instructions. The Escrow Agent shall have no obligation to follow any directions set forth in any joint written instructions unless and until the Escrow Agent is satisfied, in its sole discretion, that the persons executing said joint written instructions are authorized to do so.

(i) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the applicable Fund, the Escrow Agent shall release the balance in the respective Fund and shall have no liability or responsibility to the Parties for any deficiency, absent the gross negligence, bad faith or wiful misconduct of the Escrow Agent as set forth in Section 5(b).

(j) Upon delivery of any and all remaining balances in the Funds by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8.

5. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of any of the Funds, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Funds, including, without limitation, the Escrow Deposits nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, bad faith or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder. In accordance with Section 8 below, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7. Compensation and Reimbursement. The Parties each agree to (a) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter one-half of all reasonable compensation for the services to be rendered hereunder as described in Schedule 2 attached hereto, and (b) pay or reimburse one-half of the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the entry into, performance, modification and termination of this Agreement.

8. Indemnity. (a) Subject to Section 8(c) below, Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the fees and expenses of outside counsel and experts and their staffs and all expenses of document location, duplication and shipment) (collectively “Losses”) only to the extent such Losses are determined by a court of competent jurisdiction to be a result of Escrow Agent’s gross negligence, bad faith or willful misconduct; provided, however, that any liability of the Escrow Agent will be limited in the aggregate to the Escrow Deposit placed with the Escrow Agent.

(b) The Parties shall jointly and severally indemnify and hold Escrow Agent harmless from and against, and Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement, except to the extent of liability of the Escrow Agent described in Section 8(a) above.

(c) Without limiting the Parties’ indemnification obligations set forth in Section 8(b), neither the Parties nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages. The foregong shall not affect the Parties’ or Stockholders’ rights and obligations set forth in the Merger Agreement.

(d) This Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

9. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned from the NWC Escrow Amount and the Indemnity Escrow Amount under this Agreement shall be allocated to the Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8 and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the NWC Escrow Amount and the Indemnity Escrow Amount by the Parent whether or not said income has been distributed during such year. Solely between the Parties, (i) upon any release and distribution of any of the NWC Escrow Funds or the Indemnity Escrow Funds to the Stockholders, interest may be imputed on such released amounts, as required by Section 483 of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 1274 of the Code, (ii) the Stockholders’ right to the NWC Escrow Fund and the Indemnity Escrow Fund under this Agreement shall be treated as installment obligations for purposes of Section 453 of the Code, and (iii) in no event shall the aggregate payments with respect to the NWC Escrow Fund and the Indemnity Escrow Fund under this Agreement to the Stockholders exceed $2,750,000. Clause (iii) of the preceding sentence is intended to ensure that the right of the Stockholders to the NWC Escrow Fund and the Indemnity Escrow Fund is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. No party hereto shall take any action or filing position inconsistent with the foregoing.

(c) The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

10. Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served: (a) by facsimile; (b) by overnight courier; or (c) by prepaid registered mail, return receipt requested;to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Stockholers’
Representative:	RSI Exit Corporation
1413 Teaberry Court
Plano, TX 75093
Attention: William Warren
Facsimile No. (972) 741-0594

With a copy to:	Katten Muchin Rosenman LLC
2121 N. Pearl Street, Suite 1100
Dallas, TX 75201-2494
Attention: Joseph A. Hoffman, Esq.
Facsimile: (214) 765-3602

If to Parent:	13100 Magisterial Drive, Ste 100
Louisville, KY 40223
Attention: CFO
Facsimile No. (502) 791-8797

With a copy to:	Maslon LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-4140
Attention: Bradley A. Pederson
Facsimile: (612) 642-8341

If to the Escrow Agent:	Computershare Trust Company, N.A.
6200 S. Quebec St.
Greenwood Village, CO 80111
Attention: Rose Stroud and/or Jay Ramos
Facsimile No. (303) 262-0608
Email: corporate.trust@computershare.com and
rose.stroud@computershare.com; jay.ramos@computershare.com

With a copy to:	Computershare Trust Company, N.A.
480 Washington Boulevard
Jersey City, NJ 07310
Attention: General Counsel
Facsimile No.: (201) 680-4610

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11. Security Procedures. (a) Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or email attachment and no instruction for or related to the transfer or distribution of the applicable Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or email at the number or email address provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

(b) In the event funds transfer instructions are so received by the Escrow Agent by facsimile or email, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Stockholders’ Representative’s or Parent’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Stockholders’ Representative or Parent to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

(c) The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13. Miscellaneous. Except for funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and both of the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and each of the other Parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. The Parties and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or email PDF and such facsimile or email PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person or entity who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

STOCKHOLDERS’ REPRSENTATIVE:

RSI EXIT CORPORATION

By:
Name:	William E. Warren
Title:	President
Telephone:	(972) 741-0594

PARENT:

CREATIVE REALITIES, INC.

By:
Name:	Will Logan
Title:	Chief Financial Officer
Telephone:	(502) 791-8797

ESCROW AGENT:

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:	Jaddiel Ramos
Title:	Corporate Trust Officer

[Signature Page to Escrow Agreement]

Exhibit G

Form of Secured Promissory Note

NOTE AND SECURITY AGREEMENT
(Escrow/Holdback Amounts)

$2,500,000.00	February [15], 2022

FOR VALUE RECEIVED, the receipt of which is hereby acknowledged Creative Realities, Inc., a Minnesota corporation (“CRI”), and Reflect Systems, Inc., a Delaware corporation (“RSI” and together with CRI, each a “Borrower” and collectively, the “Borrowers”), hereby, jointly and severally, promise to pay to the order of RSI Exit Corporation, a Texas corporation, in its capacity as the representative of the Stockholders (the “Stockholders’ Representative”), the principal amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00). This Note (as defined below) is being delivered pursuant to Section 3 of that certain Amendment to Agreement and Plan of Merger dated February 7, 2022, which amends the Agreement and Plan of Merger dated November 12, 2021 (as amended from time to time, the “Merger Agreement”) by and among the Borrowers, the Stockholders’ Representative and the other parties thereto. Capitalized terms used in this Note have the meanings set forth in the Merger Agreement, unless otherwise defined. The following is a statement of the rights of the Stockholders’ Representative under this Note and Security Agreement (this “Note”) and the conditions to which this Note is subject, and to which the Stockholders’ Representative, on behalf of the Stockholders, by acceptance and execution of the acknowledgment of this Note below, agrees:

1. Interest. The outstanding principal balance of this Note outstanding from time to time shall bear interest at a fixed rate equal to the Applicable Federal Rate for short term obligations for the month of February 2022 (which is determined to be 0.59%). At any time an Event of Default exists and is continuing, the interest rate applicable to this Note may be increased at the discretion of the Stockholders’ Representative to an amount that is two percent (2.00%) in excess of the amount otherwise due under the Note. Accrued and unpaid interest shall be due and payable with each payment or prepayment of principal as set forth in Section 2, below.

2. Payments and Prepayments. Borrowers shall, jointly and severally, make payment of the amounts evidenced by this Note on the fifteenth (15th) day of each month, commencing on March 15, 2022, in equal monthly principal installments of $104,166.67. Any remaining or unpaid principal and interest shall be due and payable on February [15], 2023 (the “Maturity Date”). The principal balance of this Note (together with accrued but unpaid interest on such principal amount) may be prepaid in whole at any time or in part from time to time without penalty or premium. Any and all amounts payable by Borrowers under this Note shall be made to Computershare Trust Company, N.A. (the “Escrow Agent”) for deposit into the “Indemnity Escrow Fund” (as defined in that certain Escrow Agreement of even date herewith by and between the Stockholders’ Representative, CRI and the Escrow Agent (the “Escrow Agreement”)). For the avoidance of doubt, payments of Borrowers’ obligations under this Note are not limited to the Collateral and/or the products of the Collateral.

To the extent that any Parent Indemnified Party is finally determined by a court of competent jurisdiction (i.e. all appeals exhausted) to be entitled to any Losses under Merger Agreement, or CRI and Stockholders’ Representative agree in writing as the amount of such Losses and provide joint instructions to the Escrow Agent, the amount of such Losses shall be applied as a payment of principal due hereunder in the inverse order of maturity.

3. Collateral Security. The Borrowers hereby grant the Stockholders’ Representative a first-lien security interest in the Collateral as collateral security for the Borrowers’ obligations under this Note. For this purpose, “Collateral” shall mean, collectively: (i) either Borrower’s contracts specified on Annex A (collectively, the “Contracts”), (ii) all Accounts arising under the Contracts, (ii) any Supporting Obligations related to the Accounts arising under the Contracts; (iii) all books and records pertaining to the Collateral, and (iv) the products and/or Proceeds of the foregoing, in each case whether now owned or acquired in the future.

All of the capitalized terms used in clauses (i) through (iv) above shall have the meanings ascribed to them under the UCC as in effect, from time to time, in the State of New York; provided, however, that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest granted hereunder in any Collateral is governed by the UCC as in effect in a jurisdiction other than New York, then an affected capitalized term shall have the meaning ascribed to it under the UCC as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

This Note is subject to a Lien Subordination Agreement dated of even date herewith between the Slipstream Communications, LLC, an Anguillan limited liability company and senior lender to Borrowers (“Senior Lender”) and Stockholders’ Representative. Borrower hereby authorizes Stockholders’ Representative to file such financing statements, financing statement amendments and continuation statements as Stockholders’ Representative shall reasonably determine necessary or appropriate to perfect or continue the perfection of the security interest granted hereby and to reflect the assignments contemplated herein.

4. Representations and Warranties. Each Borrower is duly formed and validly existing and in good standing under the laws of the State of Delaware, with the power and authority to own its properties and conduct its business as now conducted and proposed to be conducted. Each Borrower has the full legal power, right and authority to enter into this Note and to grant to Stockholders’ Representative the security interest in the Collateral contemplated herein. This Note has been duly executed and delivered by the Borrowers and constitutes the valid and binding obligations of the Borrowers, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5. Event of Default. Any of the following shall constitute an “Event of Default”:

(i)   A default in the payment in full of any amounts due and owing under this Note on or prior to the due date therefor as specified in Section 1 above, subject to Borrower’s ability cure such default within ten (10) days of such due date;

(ii) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Borrower shall (A) commence a voluntary case or proceeding; (B) consent to the entry of an order for relief against it in an involuntary case; (C) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; or (D) make an assignment for the benefit of its creditors;

(iii) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against either Borrower in an involuntary case, (B) appoints a trustee, receiver, assignee, liquidator or similar official for either Borrower or substantially all of either Borrower’s properties, or (C) orders the liquidation of either Borrower, and in each case the order or decree is not dismissed within ninety (90) days; or

(iv) If the Borrower (A) shall consent to the taking of possession by any official of all or any substantial part of the Collateral, whether or not any such proceeding is instituted, (B) shall dissolve, wind-up or liquidate itself or any substantial part of its property, or (C) shall take any action in furtherance of any of the foregoing.

Upon an Event of Default and so long as Borrowers have outstanding obligations to the Senior Lender, the Stockholders’ Representative’s sole recourse shall be against the Collateral. Stockholders’ Representative may accelerate the amounts due under this Note after an Event of Default, but may only collect such accelerated amounts from the Collateral (including any proceeds thereof). At any time an Event of Default exists and is continuing, the Stockholders Representative may require that Borrowers deposit the Collateral proceeds into a separate bank account maintained for the benefit of the Stockholders’ Representative and Borrowers agree that they shall transfer such proceeds of the Collateral within twenty (20) days of receipt thereof by the Borrowers. The Stockholders’ Representative need not provide, and the Borrowers hereby waive, any presentment, demand, protest or other notice of any kind, and the Stockholders’ Representative may immediately and without expiration of any grace period enforce any and all of its rights and remedies against the Collateral hereunder and all other remedies available to it against the Collateral under applicable law. The Borrowers shall be responsible for the Stockholders’ Representative’s costs reasonably incurred in the collection of amounts owing under this Note (as set forth in Section 7(g) below), and if any such costs are incurred, then amounts received from Borrowers under this Note shall first be applied to costs of collection, then to the principal balance under this Note.

6. Notices. All notices under this Note must be in writing and will be deemed to have been duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served: (a) by facsimile; (b) by overnight courier; or (c) by prepaid registered mail, return receipt requested to the appropriate notice address set forth in the Merger Agreement or the Escrow Agreement or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

7. General Provisions.

(a) Upon receipt of evidence reasonably satisfactory to the Borrowers of the loss, theft, destruction or mutilation of this Note, the Borrowers shall execute and deliver, in lieu of this Note, a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal and interest amount of this Note.

(b) Any provision of this Note may be amended, waived or modified upon the written agreement of the Borrowers and the Stockholders’ Representative. Any waiver of any provision of this Note shall be effective only in the specific instance and for the specific purpose for which given.

(c) The rights and obligations of the Borrowers and the Stockholders’ Representative of this Note shall be binding upon and benefit their respective successors, assigns, heirs, administrators and transferees.

(d) This Note shall be governed by and construed under the laws of the State of New York, without regard to its conflicts-of-law provisions.

(e) No delay or failure on the part of the Stockholders’ Representative to collect amounts owing under this Note or to exercise any rights or remedies hereunder or under applicable law shall operate as a waiver thereof.

(f) Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

(g) The Borrowers shall, jointly and severally, pay all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel actually incurred at standard hourly rates) incurred by the Stockholders’ Representative, its successors and permitted assigns in connection with the enforcement or protection of its rights in connection with this Note.

(h) This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Note may be transmitted by facsimile or email PDF and such facsimile or email PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Borrowers has caused this Note to be executed and delivered by its duly authorized representative as of the date indicated above.

BORROWERS:	Creative Realities, Inc.

By:
	Name:	Will Logan
	Title:	Chief Financial Officer

Reflect Systems, Inc.

By:
Name:	Will Logan
Title:	Chief Financial Officer

Acknowledged and Agreed:

STOCKHOLDERS’ REPRESENTATIVE:	RSI Exit Corporation

By:
	Name:	William E. Warren
	Title:	President

Signature Page to Note and Security Agreement